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                                                                    EXHIBIT 99.2

Internet Security Systems, Inc.
Supplemental Financial Data


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                                                   Q2 2004            Q2 2003
                                                 -----------        -----------
Revenue by theater
         America                                          65%                71%
         EMEA                                             22%                17%
         KK                                               13%                12%

Proventia Appliance Revenue (a)                  $14,343,000        $ 3,412,000

Proventia units sold
         A series                                         36%               100%
         G series                                         51%                --
         M series                                         13%                --

Top 25 license deals
         total contract value                    $   455,000                N/A
         average license and product component   $   345,000        $   356,000

Direct/Channel mix for license revenues
         Direct                                           27%                33%
         Channel                                          73%                67%

Managed Security Services
         % of total revenues                              13%                11%
         Book to Bill Ratio (b)                         0.76               1.24

DSO (c)                                                   87                 79

Restricted stock amortization                    $   540,000        $        --
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(a)      Additional information about Proventia:

                Approximately 1,540 units sold in Q2 2004

                Approaching one-third of sales to new customers in Q2 2004

                Proventia M bookings in the quarter were approximately $200,000 higher than revenue recorded

                Approximately 4% of Proventia product revenues from Proventia M series in Q2 2004

(b) Book to Bill Ratio is (1) the monthly monitoring fee amount for contracts signed during the quarter to (2) the monthly monitoring fee amount of devices that were turned on (or monitoring began) during the quarter.

(c) Days sales outstanding (DSO) equals accounts receivable divided by the sum of total revenues plus the change in deferred revenues in the quarter.